Exhibit 10.1

FIRST AMENDMENT TO AMENDED AND RESTATED CREDIT AGREEMENT

This First Amendment to Amended and Restated Credit Agreement (herein, the “Amendment”) is entered into as of October 26, 2004, by and among APAC Customer Services, Inc., an Illinois corporation (the “Borrower”), the Banks party hereto (the “Banks”), and Harris Trust and Savings Bank, as agent for the Banks (the “Agent”).

PRELIMINARY STATEMENTS

                A.       The Borrower, the Banks, and the Agent entered into a certain Amended and Restated Credit Agreement, dated as of December 20, 2002 (herein as the “Credit Agreement”).  All capitalized terms used herein without definition shall have the same meanings herein as such terms have in the Credit Agreement.

                 B.       The Borrower and the Banks have agreed to amend the Credit Agreement under the terms and conditions set forth in this Amendment.

Now, Therefore, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

Section 1.                                                 Amendments.

Subject to the satisfaction of the conditions precedent set forth in Section 3 below, the Credit Agreement shall be and hereby is amended as follows:

                  1.1.        Section 1.1 of the Credit Agreement (Revolving Credit Commitments) shall be amended and restated in its entirety to read as follows:

Section 1.1.           Revolving Credit Commitments.  Subject to the terms and conditions hereof, each Bank, by its acceptance hereof, severally agrees to make a loan or loans (individually a “Revolving Loan” and collectively the “Revolving Loans”) to the Borrower in U.S. Dollars from time to time on a revolving basis up to the amount of such Bank’s Revolving Credit Commitment, subject to any reductions thereof pursuant to the terms hereof, before the Revolving Credit Termination Date.  The sum of the aggregate principal amount of Revolving Loans, Swing Loans, and L/C Obligations at any time outstanding shall not exceed the lesser of (i) the Revolving Credit Commitments in effect at such time and (ii) the Borrowing Base as determined based on the most recent Borrowing Base Certificate.  Each Borrowing of Revolving Loans shall be made ratably from the Banks in proportion to their respective Revolver Percentages.  As provided in Section 1.5(a)

hereof, the Borrower may elect that each Borrowing of Revolving Loans be either Base Rate Loans or Eurodollar Loans.  Revolving Loans may be repaid and the principal amount thereof reborrowed before the Revolving Credit Termination Date, subject to the terms and conditions hereof.

                  1.2.        Section 1.2(a) of the Credit Agreement (Letters of Credit; General Terms) shall be amended and restated in its entirety as follows:

(a)           General Terms.  Subject to the terms and conditions hereof, as part of the Revolving Credit, the Issuing Bank shall issue standby and commercial letters of credit (each a “Letter of Credit”) for the Borrower’s account in U.S. Dollars in an aggregate undrawn face amount up to the amount of the L/C Sublimit, provided that the aggregate L/C Obligations at any time outstanding shall not exceed the difference between (i) the lesser of the Revolving Credit Commitments in effect at such time and the Borrowing Base as determined based on the most recent Borrowing Base Certificate and the (ii) aggregate principal amount of Revolving Loans and Swing Loans then outstanding.  Each Letter of Credit shall be issued by the Issuing Bank, but each Bank shall be obligated to reimburse the Issuing Bank for such Bank’s Revolver Percentage of the amount of each drawing thereunder and, accordingly, each Letter of Credit shall constitute usage of the Revolving Credit Commitment of each Bank pro rata in accordance with its Revolver Percentage.  For purposes of this Agreement and the other Loan Documents the letters of credit listed on Schedule 1.2 hereof issued by Harris Trust and Savings Bank shall from and after the date of this Agreement be deemed Letters of Credit issued under and subject to the terms of this Agreement.  Harris Trust and Savings Bank and the Borrower agree that from and after the date of this Agreement the Borrower’s obligations with respect to such letters of credit, including all reimbursement obligations arising under or relating to the relevant application therefor (which applications shall each be deemed an Application as hereafter defined for all purposes of this Agreement and the other Loan Documents) shall be deemed Obligations arising under this Agreement.

                  1.3.        Section 1.10(b) of the Credit Agreement (Prepayments; Mandatory) shall be amended by renaming subsection (ii) as subsection (iii), and inserting the following new subsection (ii) which shall read as follows:

                (ii)           If at any time the sum of the aggregate unpaid principal balance of the Revolving Loans, Swing Loans, and the L/C Obligations then outstanding shall be in excess of the Borrowing Base as determined on the basis of the most recent Borrowing Base Certificate, the Borrower shall immediately and without notice or demand pay the amount of such excess to the Agent for the account of the Banks as and for a mandatory prepayment on such Obligations, with each such prepayment first to be applied to the Revolving Loans and Swing Loans until payment in full thereof with any remaining balance to be held by the Agent in the Collateral Account as security for the Obligations owing with respect to the Letters of Credit.

                  1.4.        Subsections (iii) and (v) of Section 1.13(b) of the Credit Agreement (Mandatory Terminations) shall each be amended and restated in its entirety to read as follows:

                (iii)          Equity Issuance.  If after the date of this Agreement the Borrower or any Subsidiary shall issue new equity securities (whether common or preferred stock or otherwise), other than common stock issued in connection with the exercise of employee stock options or equity plans, or dispose of any treasury stock, the Borrower shall promptly notify the Agent of the estimated Net Cash Proceeds of such issuance or disposition, as the case may be, to be received by or for the account of the Borrower or such Subsidiary in respect thereof.  On the Business Day of receipt by the Borrower or such Subsidiary of Net Cash Proceeds of such issuance or disposition, the Revolving Credit Commitments shall ratably reduce by an amount equal to 50% of the amount of such Net Cash Proceeds.  The Borrower acknowledges that its performance hereunder shall not limit the rights and remedies of the Banks for any breach of Section 8.11 hereof.

                (v)           Intentionally deleted.

                  1.5.        The definitions of the terms “Applicable Margin,” “EBITDA,” “Fixed Charges,” “Revolving Credit Commitment,” and “Total Leverage Ratio” set forth in Section 5.1 of the Credit Agreement (Definitions) shall each be amended and restated in their entirety to read as follows:

“Applicable Margin” means, with respect to Loans, Reimbursement Obligations, and the commitment fees and letter of credit fees payable under Section 2.1 hereof, from October 26, 2004, until the first Pricing Date, 1.25% for Base Rate Loans and Reimbursement Obligations, 3.00% for Eurodollar Loans and Letter of Credit Fee, and 0.50% for the Commitment Fee, and thereafter from one Pricing Date to the next the Applicable Margin means the rates per annum determined in accordance with the following schedule:

LEVEL	TOTAL LEVERAGE RATIO FOR SUCH PRICING DATE	APPLICABLE MARGIN FOR BASE RATE LOANS UNDER REVOLVING CREDIT AND REIMBURSEMENT OBLIGATIONS SHALL BE:	APPLICABLE MARGIN FOR EURODOLLAR LOANS AND LETTER OF CREDIT FEE SHALL BE:	APPLICABLE MARGIN FOR COMMITMENT FEE SHALL BE:
IV	Greater than or equal to 1.75 to 1.0	1.00%	2.75%	0.50%
III	Less than 1.75 to 1.0, but greater than or equal to 1.25 to 1.0	0.50%	2.25%	0.45%
II	Less than 1.25 to 1.0, but greater than or equal to 0.75 to 1.0	0.25%	2.00%	0.40%
I	Less than .75 to 1.0	0%	1.75%	0.35%

For purposes hereof, the term “Pricing Date” means, for any fiscal quarter of the Borrower ending on or after March 31, 2005, the date on which the Administrative Agent is in receipt of the Borrower’s most recent financial statements (and, in the case of the year-end financial statements, audit report) for the fiscal quarter then ended, pursuant to Section 8.5 hereof.  The Applicable Margin shall be established based on the Total Leverage Ratio for the most recently completed fiscal quarter and the Applicable Margin established on a Pricing Date shall remain in effect until the next Pricing Date.  If the Borrower has not delivered its financial statements by the date such financial statements (and, in the case of the year-end financial statements, audit report) are required to be delivered under Section 8.5 hereof, until such financial statements and audit report are delivered, the Applicable Margin shall be the highest Applicable Margin (i.e., Level IV shall apply).  If the Borrower subsequently delivers such financial statements before the next Pricing Date, the Applicable Margin established by such late delivered financial statements shall take effect from the date of delivery until the next Pricing Date.  In all other circumstances, the Applicable Margin established by such financial statements shall be in effect from the Pricing Date that occurs immediately after the end of the fiscal quarter covered by such financial statements until the next Pricing Date.  Each determination of the Applicable Margin made by the Agent in accordance with the foregoing shall be conclusive and binding on the Borrower and the Banks if reasonably determined.

“EBITDA” means, with reference to any period, Net Income for such period plus the sum (without duplication) of all amounts deducted in arriving at such Net Income amount in respect of (a) Interest Expense for such period, (b) federal, state and local income taxes for such period, (c) all amounts properly charged for depreciation of fixed assets and amortization of intangible assets (including, without limitation, goodwill, deferred expenses and organization costs) for such period, and (d) (i) for periods ending on or before February 27, 2005, cash and non-cash charges relating to restructuring and asset impairment charges incurred during the Borrower’s 2004 fiscal year, not to exceed:  (A) $6,250,000 for the nine months ending September 26, 2004, (B) $6,500,000 for the ten months ending October 24, 2004, (C) $6,750,000 for the eleven months ending November 21, 2004, (D) $7,000,000 for the twelve months ending January 2, 2005, (E) $7,000,000 for the twelve months ending January 30, 2005, and (F) $7,000,000 for the twelve months ending February 27, 2005, and (ii) for periods ending on or after March 31, 2005, non-cash charges incurred not to exceed $2,500,000 for such period.

“Fixed Charges” means, with reference to any period, the sum (without duplication) of (a) the aggregate amount of payments required to be made by the Borrower and its Subsidiaries during such period in respect of principal on all Indebtedness for Borrowed Money (whether at maturity, as a result of mandatory sinking fund redemption, mandatory prepayment, acceleration or otherwise, but excluding payments made on the Revolving Credit during such period), plus (b) Interest Expense for such period payable in cash, plus (c) federal, state, and local income taxes payable in cash (net of any income tax refunds) during such period, plus (d) dividends payable by the Borrower in cash during such period.

“Revolving Credit Commitment” means, as to any Bank, the obligation of such Bank to make Revolving Loans and to participate in Swing Loans and Letters of Credit issued for the account of the Borrower hereunder in an aggregate principal or face amount at any one time outstanding not to exceed the amount set forth opposite such Bank’s name on Schedule 1.1 attached hereto and made a part hereof, as the same may be modified at any time or from time to time pursuant to the terms hereof.  The Borrower and the Banks acknowledge and agree that the Revolving Credit Commitments of the Banks as of October 26, 2004, aggregate $50,000,000.

“Total Leverage Ratio” means, at any time the same is to be determined, the ratio of (a) Total Funded Debt at such time to (b) EBITDA for the most recently completed period of twelve consecutive months then ended.

                  1.6.        Section 5.1 of the Credit Agreement (Definitions) shall be further amended by adding the following new defined terms:  “Account Debtor,” “Borrowing Base,” “Borrowing Base Certificate,” “Eligible Invoiced Receivables,” “Eligible Unbilled Receivables,” and “Receivables” in appropriate alphabetical order, to read as follows, respectively:

“Account Debtor” means any Person obligated to make payment on any Receivable.

“Borrowing Base” means, as of any time it is to be determined, the sum of:

                (a)           85% of the then outstanding unpaid amount of Eligible Invoiced Receivables; plus

                (b)           40% of the then outstanding unpaid amount of Eligible Unbilled Receivables;

provided that the Borrowing Base shall be determined by reference to the Borrowing Base Certificate most recently delivered pursuant to Section 8.5(a) hereof and such determination shall remain in effect until delivery of the next Borrowing Base Certificate and provided further that the Borrowing Base shall be computed only as against and on so much of such Collateral as is included on the Borrowing Base Certificates furnished from time to time by the Borrower pursuant to this Agreement and, if required by the Agent or the Required Banks pursuant to any of the terms hereof or any Collateral Document, as verified by such other evidence reasonably required to be furnished to the Agent or the Banks pursuant hereto or pursuant to any such Collateral Document.

“Borrowing Base Certificate” means the certificate in the form of Exhibit H hereto, or in such other form acceptable to the Agent, to be delivered to the Agent and the Lenders pursuant to Section 8.5 hereof.

“Eligible Invoiced Receivables” means any Receivable of the Borrower or any Guarantor which as of the date of the most recent Borrowing Base Certificate:

                (a)           arises out of the rendition of services fully performed and accepted by, the Account Debtor on such Receivable, and such Receivable does not represent a pre-billed Receivable or a progress billing;

                (b)           is payable in U.S. Dollars and the Account Debtor on such Receivable is located within the United States of America;

                (c)           is the valid, binding and legally enforceable obligation of the Account Debtor obligated thereon and such Account Debtor is not (i) a Subsidiary or an Affiliate of the Borrower, (ii) a shareholder, director, officer or employee of the Borrower or any Subsidiary, (iii) the United States of America, or any state or political subdivision thereof, or any department, agency or instrumentality of any of the foregoing, unless the Assignment of Claims Act or any similar state or local statute, as the case may be, is complied with to the satisfaction of the Agent, (iv) a debtor under any proceeding under the United States Bankruptcy Code, as amended, or any other comparable bankruptcy or insolvency law, or (v) an assignor for the benefit of creditors;

                (d)           is not evidenced by an instrument or chattel paper unless the same has been endorsed and delivered to the Agent;

                (e)           is an asset of such Person to which it has good and marketable title, is freely assignable, and is subject to a perfected, first priority Lien in favor of the Agent free and clear of any other Liens (other than Liens permitted by Section 8.8(a) or (b) hereof arising by operation of law which are subordinate to the Liens in favor of the Agent);

                (f)            is not subject to any counterclaim, defense or offset asserted by the Account Debtor or subject to any contra account owing to the Account Debtor (unless the amount of such Receivable is net of the amount of such counterclaim, defense, offset or contra account);

                (g)           is net of the aggregate amount of “credits prior to” with respect to such Account Debtor (i.e., credit memo issued to or for the benefit of such Account Debtor which have been outstanding for more than 90 days);

                (h)           no surety bond was required or given in connection with said Receivable or the contract or purchase order out of which the same arose;

                (i)            it is evidenced by an invoice to the Account Debtor dated not more than 45 calendar days subsequent to the completion of performance of the relevant services and is issued on ordinary trade terms requiring payment within 45 days of invoice date;

                (j)            is not unpaid more than 60 days after the original due date; and

                (k)           is not owed by an Account Debtor who is obligated on Receivables more than 25% of the aggregate unpaid balance of which have been past due for longer than the relevant period specified in subsection (j) above unless the Agent has approved the continued eligibility thereof.

“Eligible Unbilled Receivables” means any Receivable of the Borrower or any Guarantor which, as of the date of the most recent Borrowing Base Certificate, complies with each of the eligibility criteria set forth in clauses (a)-(h), both inclusive, and clause (k) of the definition of Eligible Invoiced Receivable, and such Receivable relates to services rendered not more than 45 calendar days prior to the determination date.

“Receivables” means all rights to the payment of a monetary obligation, now or hereafter owing to the Borrower or any Guarantor, evidenced by accounts, instruments, chattel paper, or general intangibles.

                  1.7.        Section 6.6 of the Credit Agreement (No Material Adverse Change) shall be amended and restated in its entirety to read as follows:

                Section 6.6.           No Material Adverse Change.  Since September 26, 2004, there has been no Material Adverse Effect.

                  1.8.        Section 8.5(a) of the Credit Agreement (Financial Reports) shall be amended and restated in its entirety to read as follows:

                (a)(i)        as soon as available, and in any event within 15 days after the last day of each fiscal month, a Borrowing Base Certificate showing the computation of the Borrowing Base in reasonable detail as of the close of business on the last day of such fiscal month, together with an accounts receivable aging, prepared by the Borrower and certified to by its chief financial officer or another officer of the Borrower reasonably acceptable to the Agent; (ii) as soon as available, and in any event within 30 days after the close of each fiscal month, a copy of the consolidated and consolidating balance sheet of the Borrower and its Subsidiaries as of the last day of such period and the consolidated and consolidating statements of income and cash flows of the Borrower and its Subsidiaries for the fiscal month and for the fiscal year-to-date period then ended, each in reasonable detail showing in comparative form the figures for the corresponding date and period in the previous fiscal month, prepared by the Borrower in accordance with GAAP; and (iii) as soon as available, and in any event within 45 days after the close of each fiscal quarter of each fiscal year of the Borrower, a copy of the consolidated and consolidating balance sheet of the Borrower and its Subsidiaries as of the last day of such period and the consolidated and consolidating statements of income and cash flows of the Borrower and its Subsidiaries for the fiscal year-to-date period then ended each in reasonable detail showing in comparative form the figures for the corresponding date and period in the previous fiscal year and the current year’s operating budget, prepared by the Borrower in accordance with GAAP (in the case of the fourth fiscal quarter financial statements, subject to being in draft form pending delivery of the final year-end financial statements as provided in subsection (j) below) and certified to by the Borrower’s chief financial officer, or another officer of the Borrower reasonably acceptable to the Agent;

                  1.9.        Section 8.7(h) of the Credit Agreement (Indebtedness for Borrowed Money) shall be amended and restated in its entirety to read as follows:

(h)           additional unsecured indebtedness of the Borrower and its Subsidiaries in an aggregate amount not to exceed $5,000,000 at any one time outstanding.

                1.10.        Section 8.8(l) of the Credit Agreement (Liens) shall be amended and restated in its entirety to read as follows:

                (l)            Intentionally deleted.

                1.11.        Section 8.9(l) of the Credit Agreement (Investments, Acquisitions, Loans, Advances and Guaranties) shall be amended and restated in its entirety to read as follows:

                (l)            loans by the Borrower to, or other investments by the Borrower in, any one or more Guarantor in the ordinary course of the Borrower’s business not otherwise permitted by this Section aggregating not more than $25,000,000 at any one time outstanding;

                1.12.        Sections 8.9(o) and (p) (Investments, Acquisitions, Loans, Advances and Guaranties) shall each be amended and restated in their entirety to read as follows:

(o)           Intentionally Omitted;

(p)           investments in joint ventures with other Persons formed to provide goods or services in an Eligible Line of Business, and loans and guaranties to such joint ventures, in an aggregate amount not to exceed $500,000 during any twelve-month period;

                1.13.        Section 8.12 of the Credit Agreement (Dividends and Certain Other Restricted Payments) shall be amended and restated in its entirety to read as follows:

                Section 8.12.        Dividends and Certain Other Restricted Payments.  The Borrower shall not, nor shall it permit any Subsidiary to, (a) declare or pay any dividends on or make any other distributions in respect of any class or series of its capital stock or other equity interests (other than dividends payable solely in its capital stock) or (b) directly or indirectly purchase, redeem or otherwise acquire or retire any of its capital stock or other equity interests or any warrants, options, or similar instruments to acquire the same (except out of the proceeds of, or in exchange for, a substantially concurrent issue and sale of capital stock) or (c) prepay any Indebtedness for Borrowed Money aggregating in excess of $2,000,000 (other than the prepayment of the Loans and L/C Obligations) (collectively, “Restricted Payments”); provided, however, that the foregoing shall not apply to or operate to prevent dividends paid to the Borrower by its Subsidiaries.

                1.14.        Subsections (a), (c), and (d) of Section 8.22 of the Credit Agreement (Financial Covenants; Total Leverage Ratio, Fixed Charge Coverage Ratio, and Capital Expenditures) shall each be amended and restated in its entirety to read as follows:

                  (a) Total Leverage Ratio.  The Borrower shall not at any time, during the periods set forth below, permit the Total Leverage Ratio to be greater than:

FROM AND INCLUDING	TO AND INCLUDING	TOTAL LEVERAGE RATIO SHALL NOT BE GREATER THAN:
September 1, 2004	October 23, 2004	2.00 to 1.0
October 24, 2004	November 20, 2004	2.25 to 1.0
November 21, 2004	January 1, 2005	2.75 to 1.0
January 2, 2005	February 26, 2005	3.50 to 1.0
February 27, 2005	March 30, 2005	3.50 to 1.0
March 31, 2005	and at all times thereafter	2.50 to 1.0

                (c)           Coverage Ratios.  (I) As of the last day of each month set forth below, the Borrower shall maintain a ratio of (a) EBITDA for the most recently completed twelve fiscal months to (b) the sum of (i) Interest Expense for such period, plus (ii) the aggregate amount of payments required to be made by the Borrower and its Subsidiaries during such period in respect of principal on all Indebtedness for Borrowed Money (whether at maturity, as a result of mandatory sinking fund redemption, mandatory prepayment, acceleration or otherwise, but excluding payment made on the Revolving Credit) (the “Debt Service Coverage Ratio”) of not less than:

Fiscal Month Ending	Debt Service Coverage Ratio Shall Not Be Less Than
September 26, 2004	4.00 to 1.0
October 24, 2004	2.50 to 1.0
November 21, 2004	1.50 to 1.0
January 2, 2005	1.50 to 1.0
January 30, 2005	1.50 to 1.0
February 27, 2005	2.00 to 1.0

(II)           As of the last day of each fiscal quarter of the Borrower (commencing March 31, 2005), the Borrower shall maintain a Fixed Charge Coverage Ratio for the four fiscal quarters of the Borrower then ended of not less than 1.25 to 1.0.

                (d)           Capital Expenditures.  The Borrower shall not, nor shall it permit any Subsidiary to, expend or become obligated for Capital Expenditures in an aggregate amount in excess of (i) $8,000,000 during the period from January 1, 2004, through and including September 26, 2004, and (ii) $12,000,000 during the fiscal year of Borrower ending January 2, 2005 and during the four consecutive fiscal quarters of the Borrower ending on March 31, 2005.

                1.15.        The covenant compliance worksheet attached to Exhibit F to the Credit Agreement shall be amended and restated to read as set forth on the Attachment to Compliance Certificate attached hereto and made a part hereof.

                1.16.        A new Exhibit H (Borrowing Base Certificate) shall be added to the Credit Agreement to read as set forth in Exhibit H attached hereto.

                1.17.        Schedule 1.1 to the Credit Agreement (Commitments) shall be amended and restated in its entirety to read as set forth on Schedule 1.1 attached hereto.

Section 2.                                                 Consent to ITI Conversion.

The Borrower has advised the Banks that the Borrower’s Wholly-owned Subsidiary, ITI Holdings, Inc., a Delaware corporation (“Old ITI”), has converted into ITI Holdings, LLC, a Delaware limited liability company (“ITI”) pursuant to Section 18-214 of the Delaware Limited Liability Company Act and Section 266 of the Delaware General Corporation Law (the “Conversion”).  The Banks, by signing below, hereby consent to the Conversion and waive any Default or Event of Default arising from the Conversion.  By signing below, ITI, the Borrower, and the Banks hereby acknowledge and confirm that ITI has assumed and become liable for all obligations of Old ITI under or pursuant to the Guaranty and the other Loan Documents (including, without limitation, the Collateral Documents) executed by Old ITI to the same extent and with the same force and effect as if ITI had originally executed such documents.  ITI, the Borrower, and the Banks further acknowledge and agree that all references to Old ITI contained in the Credit Agreement, the Guaranty, and any other Loan Documents shall be deemed references to ITI and all representations and warranties and covenants made by or with respect to Old ITI shall be deemed made by or with respect to ITI.  By signing below, the Borrower and ITI hereby represent that the limited liability company interests of ITI are uncertificated.  ITI, the Borrower, and the Banks further acknowledge and agree that, as a result of the Conversion, Schedules A and C to the Pledge Agreement shall each be amended and restated in their entirety to read as set forth on Schedules A and C, respectively, attached hereto.

Section 3.                                                 Conditions Precedent.

The effectiveness of this Amendment is subject to the satisfaction of all of the following conditions precedent:

                  3.1.        The Borrower and the Required Banks shall have executed and delivered this Amendment.

                  3.2.        The Guarantors shall have executed and delivered to the Banks their reaffirmation and consent to this Amendment in the form set forth below.

                  3.3.        The Agent shall have received an amendment fee for each of the Banks approving this Amendment in writing by the close of business on October 26, 2004, equal to 0.15% multiplied by such Bank’s Revolving Credit Commitment in effect after giving effect to this Amendment (such fee to be fully earned on the date hereof and non-refundable).

                  3.4.        The Agent shall have received such evaluations and certifications as it may reasonably require (including a Borrowing Base Certificate) in order to reasonably satisfy itself as to the value of the Collateral and the financial condition of the Borrower and its Subsidiaries.

                  3.5.        The Agent shall have received copies (executed or certified, as may be appropriate) of all legal documents or proceedings taken in connection with the execution and delivery of this Amendment.

                  3.6.        The Agent shall have received (a) copies certified by the Secretary of State of Delaware of the Certificate of Conversion of ITI Holdings, Inc. into ITI Holdings, LLC (“ITI”), the certificate of formation of ITI, and a good standing certificate of ITI (dated no earlier than thirty (30) days prior to the date hereof), (b) a copy certified by an officer reasonably acceptable to the Agent of ITI’s operating agreement and, to the extent necessary, any ratifying resolutions regarding the execution and delivery of the Loan Documents by ITI and performance of ITI’s obligations thereunder, and (c) a current incumbency certificate containing the name, title, and signatures of ITI’s authorized officers.

Section 4.                                                 Representations.

In order to induce the Banks to execute and deliver this Amendment, the Borrower hereby represents to the Banks that as of the date hereof the representations and warranties set forth in Section 6 of the Credit Agreement, as amended hereby, are and shall be and remain true and correct, except to the extent that any such representation or warranty relates solely to an earlier time or that any change therein is not reasonably likely to have a Material Adverse Effect, and the Borrower is in compliance with the terms and conditions of the Credit Agreement and no Default or Event of Default has occurred and is continuing under the Credit Agreement or shall result after giving effect to this Amendment.

Section 5.                                                 Miscellaneous.

               5.1.       The Borrower heretofore executed and delivered to the Agent and the Banks the Collateral Documents. The Borrower hereby acknowledges and agrees that the Liens created and provided for by the Collateral Documents continue to secure, among other things, the Obligations arising under the Credit Agreement as amended hereby; and the Collateral Documents and the rights and remedies of the Agent and the Banks thereunder, the obligations of the Borrower thereunder, and the Liens created and provided for thereunder remain in full force and effect and shall not be affected, impaired or discharged hereby.  Nothing herein contained shall in any manner affect or impair the priority of the liens and security interests created and provided for by the Collateral Documents as to the indebtedness which would be secured thereby prior to giving effect to this Amendment.

               5.2.       Except as specifically amended herein, the Credit Agreement shall continue in full force and effect in accordance with its original terms.  Reference to this specific Amendment need not be made in the Credit Agreement, the Notes, or any other instrument or document executed in connection therewith, or in any certificate, letter or communication issued or made pursuant to or with respect to the Credit Agreement, any reference in any of such items to the Credit Agreement being sufficient to refer to the Credit Agreement as amended hereby.

               5.3.       The Borrower agrees to pay on demand all reasonable costs and expenses of or incurred by the Agent in connection with the negotiation, preparation, execution and delivery of this Amendment, including the reasonable fees and expenses of counsel for the Agent.

               5.4.       This Amendment may be executed in any number of counterparts, and by the different parties on separate counterpart signature pages, and all such counterparts taken together shall be deemed to constitute one and the same agreement.  This Amendment, and the rights and duties of the parties hereto, shall be construed and determined in accordance with the laws of the State of Illinois.

[Signature Pages to Follow]

This First Amendment to Amended and Restated Credit Agreement is entered into as of the date and year first above written.

APAC Customer Services, Inc.

By
Name
Title
Accepted and agreed to.

Harris Trust And Savings Bank, in its individual capacity as a Bank and as Agent

By
Name
Title

U.S. Bank National Association

By
Name
Title

Bank of America, N.A.

By
Name
Title

LaSalle Bank National Association

By
Name
Title